Exhibit 5.1

[Letterhead of Pepper Hamilton LLP]

December 4, 2009

IGI Laboratories, Inc.

105 Lincoln Avenue

Buena, New Jersey 08310

Ladies and Gentlemen:

We have acted as counsel to IGI Laboratories, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement (the “Registration Statement”) of the Company on Form S-3 under the Securities Act of 1933, as amended (the “Act”), and the filing of the Registration Statement with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the offer and sale from time to time by certain stockholders of the Company of up to 17,514,097 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), which includes an aggregate of up to 17,251,597 shares of Common Stock (the “Conversion Shares”) issuable to such stockholders upon the conversion of Series B-1 Convertible Preferred Stock, par value $.01 per share (the “Preferred Stock”), held by such stockholders and up to 262,500 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants held by such stockholders (the “Warrants”).

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Amended and Restated Certificate of Incorporation, Certificate of Designation of the Relative Rights and Preferences of the Series B-1 Convertible Preferred Stock and Series B-2 Preferred Stock dated March 13, 2009, Certificate of Correction dated March 18, 2009 to the Certificate of Designation of the Relative Rights and Preferences of the Series B-1 Convertible Preferred Stock and Series B-2 Preferred Stock, the Amended and Restated Bylaws of the Company, as amended to date, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company as we have deemed appropriate.

Based upon the foregoing, we are of the opinion that (i) subject to the availability of a sufficient number of then authorized and unissued shares of Common Stock, when the Conversion Shares are issued and delivered by the Company upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation and so as not to violate the Act or any other applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Conversion Shares will be validly issued, fully paid and nonassessable, and (ii) subject to the availability of a sufficient number of then authorized and unissued shares of Common Stock, when the Warrant Shares are issued and sold in accordance upon exercise of the Warrants in accordance with the terms of the Warrants so as not to violate the Act or any other applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Warrant Shares will be validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the reference to our firm under the section “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP